Exhibit B(12)

Form of Tax Opinion

_______, 20

AdvisorShares Trust

4800 Montgomery Lane, Suite 150

Bethesda, MD 20814

Pacific Global ETF Trust

840 Newport Center Drive, 7th Floor

Newport Beach, CA 92660

Re:                          AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF ________, 20 (THE “AGREEMENT”), AMONG ADVISORSHARES TRUST (THE “AS TRUST”) ON BEHALF OF ITS INVESTMENT PORTFOLIO, ADVISORSHARES PACIFIC ASSET ENHANCED FLOATING RATE ETF (“ACQUIRED FUND”), PACIFIC GLOBAL ETF TRUST (“PACIFIC TRUST”) ON BEHALF OF ITS INVESTMENT PORTFOLIO, PACIFIC GLOBAL SENIOR LOAN ETF (“ACQUIRING FUND”) AND, SOLELY FOR PURPOSES OF SECTIONS 3.2, 9.2 AND 10.2 THEREOF, PACIFIC GLOBAL ADVISORS, LLC (“ADVISOR”)

Ladies and Gentlemen:

You have requested our opinion with respect to certain of the federal income tax consequences of a proposed transaction consisting of: (i) the transfer of all of the assets of Acquired Fund (the “Assets”) in exchange solely for voting shares of beneficial interest of Acquiring Fund (“Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund (the “Liabilities”); and (ii) the distribution of the Acquiring Fund Shares to the shareholders of Acquired Fund (the “Shareholders”) in exchange for their shares of beneficial interest of Acquired Fund (“Acquired Fund Shares”) in complete liquidation of Acquired Fund, all upon the terms and conditions set forth in the Agreement (the “Reorganization”).  Acquiring Fund is a newly organized series of the Trust that has not commenced operations and will not do so until the Closing.  In the Reorganization, the holders of Acquired Fund Shares will receive Acquiring Fund Shares.  Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon: (i) the Agreement; (ii) the combined Proxy Statement and Prospectus (Form N-14) filed with the Securities and Exchange Commission in connection with the Reorganization; (iii) certain representations concerning the Reorganization made to us by the AS Trust, on behalf of Acquired Fund, and the Pacific Trust, on behalf of Acquiring Fund, in letters of even date herewith (the “Representation Letters”); (iv) all other documents, financial and other reports which we deemed relevant or appropriate; and

(v) the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures and notices, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter.  For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreement and the representations made in the Representation Letters are true and correct and that the conditions to the parties’ obligations under the Agreement will be satisfied and the parties will comply with their respective covenants thereunder.  In rendering our opinion, we have relied on the representations and warranties in the Agreement and the representations in the Representation Letters.  To the extent that any of the representations or warranties in the Agreement or any of the representations in either of the Representation Letters are inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion.  In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein.  We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein.  We have further assumed that there are no agreements or understandings contemplated therein other than those contained in such documents.

Based upon the foregoing, it is our opinion for federal income tax purposes that, subject to the limitations set forth herein:

(a)                               Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities, followed by Acquired Fund’s distribution of those Acquiring Fund Shares pro rata to the Shareholders actually or constructively in exchange for their Acquired Fund Shares and in complete liquidation of Acquired Fund, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)) of the Code, and each Fund will be “a party to a reorganization” (within the meaning of section 368(b) of the Code).

(b)                              Under section 361 of the Code, Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the distribution of the Acquiring Fund Shares to the Shareholders in exchange for their Acquired Fund Shares.

(c)                               Under section 1032(a) of the Code, Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities.

(d)                             Under section 362(b) of the Code, Acquiring Fund’s adjusted basis in each Asset will be the same as Acquired Fund’s adjusted basis therein immediately before the Reorganization, and under section 1223(2) of the Code, Acquiring Fund’s holding period for each Asset will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period).

(e)                               Under section 354(a)(1) of the Code, a Shareholder will recognize no gain or loss on the exchange of all the Shareholder’s Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization.

(f)                                Under section 358(a)(1) of the Code, a Shareholder’s aggregate adjusted basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate adjusted basis in the Acquired Fund Shares actually or constructively surrendered in exchange for those Acquiring Fund Shares, and under section 1223(1) of the Code, the Shareholder’s holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Acquired Fund Shares, provided the Shareholder held those Acquired Fund Shares as capital assets as of the Effective Time.

(g)                              Acquiring Fund will succeed to and take into account the items of Acquired Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.  In particular, under Treasury Regulation § 1.381(b)-1(a)(2), the Acquiring Fund will be treated for purposes of section 381 of the Code just as Acquired Fund would have been treated if there had been no Reorganization, and the taxable year of Acquired Fund will not end on the date of the Reorganization merely because of the closing of the Reorganization.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof.  Our opinions represent our best legal judgment as to the matters addressed herein, but are not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion letter.  We disclaim any obligation to make any continuing analysis of the facts or relevant law following the date of this opinion letter.

Our opinions are provided solely to you as a legal opinion only, and not as a guaranty or warranty, and are limited to the specific transactions and matters described above.  No opinion may be implied or inferred beyond what is expressly stated in this letter.  We express no opinion with respect to any matter not specifically addressed by the foregoing opinions.  By way of illustration, and without limitation of the foregoing, we express no opinion regarding: (i) whether either Acquired Fund or Acquiring Fund qualifies or will qualify as a regulated investment company; (ii) the federal income tax consequences of the payment of Reorganization expenses by Advisor, except in relation to the qualification of the Reorganization as a “reorganization” under Section 368(a) of the Code; (iii) whether any federal income tax will be imposed or required to be withheld under the Foreign Investment in Real Property Tax Act of 1980 with respect to any Shareholder that is a foreign person; (iv) the effect of the Reorganization on

Acquired Fund with respect to any transferred Asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting (including under Section 1256 of the Code); (v) the effect of the Reorganization on any Shareholder that is required to recognize unrealized gains or losses for federal income tax purposes under a mark-to-market system of accounting; (vi) whether accrued market discount, if any, on any market discount bond held by Acquired Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; (vii) whether any gain or loss will be required to be recognized with respect to any Asset that constitutes stock in a passive foreign investment company (within the meaning of Section 1297(a) of the Code); and (viii) any state, local or foreign tax consequences of the Reorganization.

Our opinions are being rendered to the AS Trust and the Pacific Trust and their respective Boards of Trustees, and may be relied upon only by AS Trust and Pacific Trust and their respective Boards of Trustees and by the Shareholders, it being understood that we are not thereby establishing any attorney-client relationship with any Shareholder.  The AS Trust, Acquired Fund, Pacific Trust, Acquiring Fund and the Shareholders are free to disclose the tax treatment or tax structure of any of the transactions described herein.

We hereby consent to the filing of this opinion as an exhibit to the Form N-14 and to the use of our name and to any reference to our firm in the Form N-14.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Thompson Hine LLP